CONFIDENTIAL
EXECUTION COPY

STRATEGIC COMBINATION AGREEMENT
BY AND AMONG
TIPTREE INC.,
TIPTREE ASSET MANAGEMENT COMPANY, LLC,
TRICADIA HOLDINGS, L.P.,
TRICADIA HOLDINGS GP, LLC,
TRICADIA GP HOLDINGS, LLC
AND
MICHAEL BARNES
Dated as of January 1, 2019

Table of Contents
Page

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 CLOSING		7
2.1	Closing	7
2.2	Deliveries at Closing	7
ARTICLE 3 GOVERNANCE OF THE TRICADIA ENTITIES		7
3.1	Holdings GP Ownership and Control	7
3.2	Fund GP Ownership and Control	8
3.3	Barnes Approval Rights	8
3.4	Access to Books and Records; Reporting	8
3.5	Capital Allocation / Risk Management Committee	9
ARTICLE 4 TRANSFER OF ECONOMIC OWNERSHIP		9
4.1	Tiptree’s Percentage Interest and Sale Percentage	9
4.2	Capital Net Income	10
4.3	Employee Equity Interests	10
4.4	Working Capital	11
ARTICLE 5 PUT AND CALL OPTIONS		11
5.1	Tiptree Call Option	11
5.2	Barnes Put Option	12
5.3	Registration Rights Agreement	13
ARTICLE 6 INVESTMENT OBLIGATIONS AND TERMS		13
6.1	Strategic Investment	13
6.2	SI Withdrawal Terms	14
6.3	SI Management Fee	14
6.4	SI Incentive Compensation	14
6.5	Most Favored Nations Rights	14
ARTICLE 7 DURATION; TERMINATION		15
7.1	Duration; Termination	15
ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS		15
8.1	Representations, Warranties and Covenants of the Tiptree Parties	15
8.2	Representations, Warranties and Covenants of the Tricadia Parties	16
ARTICLE 9 CONFIDENTIALITY		16
9.1	Confidentiality	16
ARTICLE 10 INDEMNIFICATION AND OTHER REMEDIES.		17
10.1	Survival	17
10.2	Indemnification by Tricadia Entities	17
10.3	Notification of Claims	17
10.4	Limitations on Indemnification	18
10.5	Tricadia Entity Indemnity Payment	18

10.6	Remedies in Case of Breach	18
10.7	Responsible Parties	18
10.8	Claim Procedure	18
10.9	Third-Party Claims.	19
10.10	Further Limitations	20
10.11	Tax Claims	20
10.12	Mitigation	20
ARTICLE 11 GENERAL		20
11.1	Notices	20
11.2	Entire Agreement; Conflicts; Severability	21
11.3	Counterparts	22
11.4	Amendment; Waiver; Consent	22
11.5	Third Party Beneficiaries	22
11.6	Expenses	22
11.7	Governing Law	22
11.8	Arbitration	22
11.9	Assignment	23
ANNEX A

STRATEGIC COMBINATION AGREEMENT

This Strategic Combination Agreement (this “Agreement”) is hereby entered into as of January 1, 2019, by and among Tiptree Inc., a Maryland corporation (“Tiptree Parent”), Tiptree Asset Management Company, LLC, a Delaware limited liability company (“Tiptree” and together with Tiptree Parent, the “Tiptree Parties”), Tricadia Holdings, L.P., a Delaware limited partnership (“Tricadia Holdings”), Tricadia Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”), Tricadia GP Holdings, LLC, a Delaware limited liability company (the “Fund GP,” and together with Tricadia Holdings and Holdings GP, the “Tricadia Entities”), and Michael Barnes (“Barnes” and together with the Tricadia Entities, the “Tricadia Parties”).
WHEREAS, Tiptree and/or its Affiliates desire to obtain, and the Tricadia Parties wish to transfer to Tiptree, voting control of the Tricadia Entities;
WHEREAS, Tiptree and/or its Affiliates desire to obtain, and Barnes together with certain other Class A Partners and the Class A Members of the Tricadia Entities wish to transfer to Tiptree, a profits interest in the economics of the Tricadia Entities over time as set forth herein; and
WHEREAS, Tiptree and/or its Affiliates desire to invest in a Fund (as defined herein) managed by Tricadia Capital Management, LLC.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS
“Affiliate” of a Person means (a) any officer, director, general partner, manager, trustee, member or controlling shareholder of such Person; (b) any corporation, partnership, trust, limited liability company or other entity controlling, controlled by or under common control with such Person; and (c) any officer, director, general partner, manager, trustee, member or controlling shareholder of any Person described in (b) above. For purposes of this Agreement, “control” means the direct or indirect ownership of at least ten percent (10%) of the equity interests or voting interests of a Person or the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Tiptree Parties shall not be Affiliates of the Tricadia Parties.
“Agreed Value of the Business” has the meaning given to such term in the applicable Governing Document.
“Agreement” has the meaning given to such term in the Preamble.
“Amended and Restated Transition Services Agreement” means the Amended and Restated Transition Services Agreement between Tiptree and Tricadia Holdings, dated as of January 1, 2019.

“Amended Governing Documents” means the Governing Documents as amended to reflect the transactions described herein and the conversion of Arif Inayatullah’s Class A Interests to Class D Interests, in each case, in a manner reasonably satisfactory to Tiptree.
“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its respective Affiliates, directors, officers, employees, properties or assets.
“Appraised Value” means, with respect to any Called Interests or Put Interests, the product of
(i)    the percentage of the Class A interests of the Put/Call Entities that constitute Put Interests or Called Interests, times
(ii)    the quantity equal to

(A)
the product of (1) 8.50 and (2) the 3-year average of management fee EBITDA of the Put/Call Entities, which shall be calculated as annual management fee revenue for the three (3) consecutive calendar years ending on the last day of the calendar year immediately preceding delivery of the Put Notice or Call Notice, as applicable, less all expenses other than incentive compensation related to performance fee revenue (including incentive allocations), less amounts paid or payable to the outstanding interests of the Put/Call Entities (and any Remaining Shortfall Amounts (as defined in the Governing Documents) or similar amounts with respect to any such interests) other than (I) the Class A interests of the Put/Call Entities, (II) if the Class B Termination Date shall have occurred prior to the date of the delivery of the Put Notice or the Call Notice, the Class B Interests of the Put/Call Entities and (III) if the Class D Interest shall have terminated prior to the date of the delivery of the Put Notice or the Call Notice, the Class D Interests of the Put/Call Entities, divided by 3; plus

(B)
the product of (1) 4.0 and (2) the 3-year average performance fee EBITDA of the Put/Call Entities, which shall be calculated as annual performance fee revenue (including incentive allocations) for the three (3) consecutive calendar years ending on the last day of the calendar year immediately preceding delivery of the Put Notice or Call Notice, as applicable, less fifty percent (50%) payout of performance fee revenue (including incentive allocations) as incentive compensation, less amounts paid or payable to the outstanding interests of the Put/Call Entities (and any Remaining Shortfall Amounts (as defined in the Governing Documents) or similar amounts with respect to any such interests) other than (I) the Class A interests of the Put/Call Entities, (II) if the Class B Termination Date shall have occurred prior to the delivery of the Put Notice or the Call Notice, the Class B Interests of the Put/Call Entities and (III) it the Class D Interests shall have terminated prior to the delivery of the Put Notice or the Call Notice, the Class D Interests of the Put/Call Entities, divided by 3, plus

(C)
the capital account balances as of the date of the delivery of the Put Notice or Call Notice with respect to the Class A interests that constitute the Put Interests or Called Interests, but solely to the extent that such capital account balance represents available cash, value of investments or accrued and unpaid fees or incentive allocations.

“Call Closing” has the meaning given to such term in Section 5.1(c).
“Called Interests” has the meaning given to such term in Section 5.1(a).
“Call Notice” has the meaning given to such term in Section 5.1(a).
“Call Option” has the meaning given to such term in Section 5.1(a).
“Call Price” has the meaning given to such term in Section 5.1(b).
“Capital Net Income” has the meaning given to such term in the applicable Governing Document.
“Claimed Amount” has the meaning given to such term in Section 10.3.
“Claims Notice” has the meaning given to such term in Section 10.3.
“Client” means any Person to which any Tricadia Group Entity provides investment management or investment advisory services, including any sub-advisory services, or administration services, including each Fund (and, where expressly provided herein, each Person that is an outside investor in any of the Funds).
“Client Contract” means any Contract under which any Company Group Entity provides investment advisory, investment management, investment sub-advisory, administration or similar services.
“Closing” has the meaning given to such term in Section 2.1.
“Closing Date” has the meaning given to such term in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Controlling Party” has the meaning given to such term in Section 10.9(b).
“Covered Persons” has the meaning given to such term in Section 9.1(a).
“Dispute Period” has the meaning given to such term in Section 10.8(b).
“Employee Equity Interests” has the meaning given to such term in Section 4.3.
“Favorable Provision” has the meaning given to such term in Section 6.5(b).
“Fraud” means, with respect to any Person, the making of a representation or statement in connection with this Agreement or any of the transactions contemplated hereby, with intent to deceive another Person and requires (i) a false representation or statement of material fact; (ii) with knowledge that such representation or statement is false; (iii) with an intention to induce the party to whom such representation or statement is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation or statement, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.
“Fund” means any collective investment vehicle, investment fund, managed account or other investment vehicle (a) created or launched by any Tricadia Group Entity, (b) sponsored or controlled by any Tricadia Group Entity, (b) for which any Tricadia Group Entity acts as investment adviser, investment sub-adviser, general partner, managing member, manager or administrator or (c) from which any Tricadia Group Entity receives, directly or indirectly, management fees, performance fees or other revenues of any kind.
“Fund Documentation” means, with respect to each Fund, all organizational or operational documentation that is material in respect of such Fund, including its memorandum and articles of incorporation, limited partnership agreement or other constitutional documents and form of subscription documents (but excluding investor side letters and similar agreements), in each case that, as of the date hereof, are in effect.
“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.
“Governing Documents” means, (i) with respect to Tricadia Holdings, the Third Amended and Restated Limited Partnership Agreement of Tricadia Holdings, as may be amended and/or restated from time to time, (ii) with respect to Holdings GP, the Limited Liability Company Agreement of Holdings GP, as may be amended and/or restated from time to time, and (iii) with respect to the Fund GP, the Fourth Amended and Restated Limited Liability Company Agreement of the Fund GP, as may be amended and/or restated from time to time.
“Holding Period” means the period of time between the Closing and the date Barnes no longer holds any Class A interests of any of the Put/Call Entities.

“Initial Managing Members” has the meaning given to such term in Section 3.1.
“Knowledge of Tricadia” means knowledge of Michael Barnes or James McKee after due inquiry.
“Law” means any U.S. or non-U.S. legislation, statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, instrument, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement or advisory advice of a Governmental Authority or rules of common law and equity.
“Liquidating Funds” has the meaning given to such term in Section 3.1.
“Lock-Up Period” has the meaning given to such term in Section 6.2(a).
“MFN Right” has the meaning given to such term in Section 6.5(a).
“Non-Controlling Party” has the meaning given to such term in Section 10.9(b).
“Objection Notice” has the meaning given to such term in Section 10.8(a).
“Package” has the meaning given to such term in Section 6.5(b).
“Percentage Interest” has the meaning given to such term in the applicable Governing Document.
“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.
“Proceeding” means any judicial or administrative or arbitral action, cause of action, suit, claim, demand, citation, summons, subpoena, investigation or audit, whether civil, criminal or regulatory, in law or in equity, in each case by, on behalf of, before or involving any court, tribunal, arbitrator or other Governmental Authority
“Put/Call Entities” has the meaning given to such term in Section 5.1(a).
“Put Closing” has the meaning given to such term in Section 5.2(c).
“Put Interest” has the meaning given to such term in Section 5.2(a).
“Put Notice” has the meaning given to such term in Section 5.2(a).
“Put Option” has the meaning given to such term in Section 5.2(a).
“Put Price” has the meaning given to such term in Section 5.2(b).
“Response” has the meaning given to such term in Section 10.8(a).
“Sale Percentage” has the meaning given to such term in the applicable Governing Document.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, Inc., each national securities exchange in the U.S., each non-U.S. securities exchange, and each other commission, board, agency or body, whether U.S. or non-U.S., that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which Tiptree, Tiptree Parent, any Tricadia Group Entity or any Fund is subject.
“SI Incentive Allocation” has the meaning given to such term in Section 6.4.
“SI Management Fee” has the meaning given to such term in Section 6.3.
“Strategic Investment” has the meaning given to such term in Section 6.1.
“Successor Managing Members” has the meaning given to such term in Section 3.1.
“Tax Returns” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment, or supplement thereto.
“Taxing Authority” means the U.S. Internal Revenue Service or any other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
“Tiptree Common Stock” means the common stock, par value $0.001 per share, of Tiptree Parent.
“Tiptree Parent Executive Committee Majority” means the majority of the members of the executive committee of Tiptree Parent.
“Tricadia Business” means the business, activities and operations of the Tricadia Group Entities, including the sponsoring and management of the Funds.
“Tricadia Group Entity” means the Tricadia Entities and their subsidiaries and other controlled Affiliates (other than any Fund).
“Transfer” means sell, transfer, assign, subject to a lien, pledge, encumber or otherwise dispose, whether directly or indirectly, including through swap, derivative or hedging transactions or otherwise.
“Withdrawal Date” has the meaning given to such term in Section 6.2(b).

ARTICLE 2

CLOSING
2.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions described herein (the “Closing”) is taking place simultaneously with the execution and delivery of this Agreement by the parties at 780 Third Avenue, New York, New York 10017 (the date the Closing takes place, the “Closing Date”).
2.2    Deliveries at Closing At the Closing,
(a)    Tiptree and the applicable Tricadia Parties shall execute and deliver to each other the Amended Governing Documents.
(b)    Each party shall deliver, or shall cause to be delivered, to each other party, as applicable, all other previously undelivered documents required to be delivered by such party to another party at or prior to the Closing pursuant to this Agreement.
(c)    Tricadia Holdings and the Fund GP shall deliver to Tiptree evidence of the consent of the holders of their respective Class B Interests and Class C Interests, consenting to, among other things, the transactions contemplated herein.
(d)    The Amended and Restated Services Agreement shall have been entered into by the parties thereto.
ARTICLE 3

GOVERNANCE OF THE TRICADIA ENTITIES
3.1    Holdings GP Ownership and Control. On the Closing Date, Michael Barnes and Arif Inayatullah (the “Initial Managing Members”) shall appoint Tiptree as a Managing Member (the “Successor Managing Member”) of Holdings GP pursuant to the Amended Governing Documents. Such appointment shall be irrevocable. The management of the Holdings GP with respect to (i) all matters involving Tricadia Credit Strategies Master Fund, Ltd., Tricadia Credit Strategies, Ltd., Tricadia Credit Strategies Intermediate, Ltd., Tricadia Credit Strategies, L.P., Tricadia Credit Strategies II, L.P., Structured Credit Opportunities Fund II, L.P., TNH Financials Fund, L.P., Tricadia Select Financials Fund, L.P.,, Tricadia Select Financials Fund, Ltd. and FMAP TCS Limited (collectively, the “Liquidating Funds”) shall be vested exclusively in the Initial Managing Members until their resignation or withdrawal, and (ii) all matters other than those specified under clause (i) shall be vested exclusively in the Successor Managing Member. Promptly following the dissolution of all of the Liquidating Funds (which the Initial Managing Members shall effect as promptly as reasonably practicable consistent with their fiduciary duties), the Initial Managing Members shall resign as Managing Members of Holdings GP. Such resignation shall be irrevocable.
3.2    Fund GP Ownership and Control. On the Closing Date, the Initial Managing Members shall appoint Tiptree as the Successor Managing Member the Fund GP pursuant to the Amended Governing Documents. Such appointment shall be irrevocable. The management of the Fund GP with respect to (i) all matters involving the Liquidating Funds shall be vested exclusively in the Initial Managing Members until their resignation or withdrawal, and (ii) all matters other than those specified under clause (i) shall be vested exclusively in the Successor Managing Member. Promptly following the dissolution of all of the Liquidating Funds, the Initial Managing Members shall resign as Managing Members of Fund GP. Such resignation shall be irrevocable.
3.3    Barnes Approval Rights. From the date hereof until the earlier of (i) the end of the Holding Period and (ii) the date Barnes holds less than 10% of the outstanding Class A interests, to the extent within its control, Tiptree shall not take any of the following actions in connection with the Tricadia Entities without the prior written consent of Barnes:
(a)    amendments to the Governing Documents that materially adversely affects the rights or obligations of Barnes thereunder;
(b)    admission or withdrawal of Managing Members (other than the admission of Affiliates of Tiptree or the withdrawal of Tiptree upon the admission of an Affiliate of Tiptree);
(c)    any acquisition or disposition of material assets by a Tricadia Entity outside of the ordinary course of business;
(d)    major expenditures or borrowings, including guarantees for indebtedness, in excess of $100,000;
(e)    the dissolution or liquidation of any Tricadia Entity; any merger, consolidation, amalgamation or any sale or other disposition of all or substantially all of the assets of any Tricadia Entity or similar business combination (including a joint venture) involving any Tricadia Entity;
(f)    any act that would reasonably be expected to expose the limited partners or members, as applicable, of any Tricadia Entity to unlimited liability in any non-U.S. jurisdiction;
(g)    hiring an employee who is expected to earn total base compensation in excess of $100,000; and
(h)    changing the classification of any Tricadia Entity from a “partnership” for U.S. federal income tax purposes.
3.4    Access to Books and Records; Reporting.
(a)    During the Holding Period, on Barnes’ request, Tiptree shall promptly provide Barnes with reasonable access during regular business hours to the full financial books and records of the Put/Call Entities; provided that Barnes shall not have access to any information subject to legal privilege if access to such information would negate such status.
(b)    For so long as Barnes holds Class A interests, within one hundred and twenty (120) days after the end of each fiscal year, or as soon thereafter as reasonably practicable, Tiptree shall cause each of the Tricadia Entities to prepare and send (or cause its accountants to prepare and send) to Barnes a Schedule K-1, or any successor schedule or form for Barnes.
3.5    Capital Allocation / Risk Management Committee. During the Holding Period, Tricadia Holdings shall have a Capital Allocation / Risk Management Committee, comprised of members approved by the Tiptree Parent Executive Committee Majority, that shall oversee and approve all material investment decisions for the Funds in a manner consistent with Applicable Law and the committee’s charter documents.

ARTICLE 4

TRANSFER OF ECONOMIC OWNERSHIP
4.1    Tiptree’s Percentage Interest and Sale Percentage. On January 1, 2021, Tiptree shall be issued a 100% Percentage Interest in Holdings GP and a 10.20% Percentage Interest and a 10.20% Sale Percentage in each of Tricadia Holdings1 and the Fund GP (and the Class A Partners and Class A Members, respectively, shall be diluted in accordance with the applicable Governing Documents), which shall increase by 10.20% on January 1st of each of the next four years, resulting in Tiptree having the following Percentage Interest and Sale Percentage:
As of January 1, 2021, 10.20%;
As of January 1, 2022, 20.40%;
As of January 1, 2023, 30.60%;
As of January 1, 2024, 40.80%; and
As of January 1, 2025, 51.0%.
Effective January 1, 2021, Barnes shall withdraw as a member of Holdings GP and Holdings GP will pay Barnes his capital account balance as of January 1, 2021 by March 31, 2021 but solely to the extent that such capital account balance represents available cash, value of investments or accrued and unpaid fees or incentive allocations.
Notwithstanding the foregoing, with respect to the interests that it acquires pursuant to this Section 4.1, Tiptree shall not be allocated any profits or losses relating to (a) Tricadia Restructuring Services, LLC or its interest in Holdco Advisors, L.P. and its successors or affiliates, (b) shares or options to acquire shares of Tiptree Parent, (c) Dayco LLC, or (d) securities or other instruments held by Tricadia Group Entities, including investments in any Funds, except for any carried interest or incentive allocation or similar revenues associated with investments in any Fund (collectively, (a) through (d), the “Segregated Assets”). For the avoidance of doubt, (i) Available
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1 This includes the 1% Percentage Interest and 1% Sale Percentage held by Holdings GP, which Tiptree will obtain through its 100% Percentage Interest in Holdings GP.

Cash (as defined in the Governing Documents) attributable to income, gains and credits from the Segregated Assets shall be distributed to the Class A interests pro rata in accordance with their percentage interests in the capital contributed to such Segregated Assets, and (ii) solely with respect to the interests acquired by Tiptree pursuant to this Section 4.1 (and not, for example, interests acquired by Tiptree pursuant to the Put Option or the Call Option), Available Cash attributable to the Segregated Assets shall not be distributed to Tiptree except to the extent, if any, that Tiptree’s capital account with respect to such interests was debited an amount, or would have been credited an amount but for the use of cash, in respect of investments made on or after January 1, 2021.
Nothing in this Agreement shall require Barnes to be obligated to make any capital contribution or payment to or on behalf of any Tricadia Group Entity. Notwithstanding anything in this Agreement or in any of the Governing Documents, in no event shall Tiptree be obligated to make any capital contribution or payment to or on behalf of any Tricadia Group Entity.
4.2    Capital Net Income. Solely with respect to the interests acquired by Tiptree pursuant to Section 4.1, Tiptree shall not participate in any Capital Net Income attributable to the Agreed Value of the Business prior to January 1, 2021. Solely with respect to the interests acquired by Tiptree pursuant to Section 4.1, Tiptree shall participate in Capital Net Income up to its Sale Percentage from years 2021 through 2025 for Capital Net Income in excess of the Agreed Value of the Business in accordance with its Sale Percentage at such time, and, with respect to such interests, Tiptree shall be entitled to an additional catch-up participation in the Capital Net Income in excess of the Agreed Value of the Business, in priority to participation by the Class A Partners and Class A Members in such Capital Net Income, equal to the product obtained by multiplying (a) the Agreed Value of the Business as of January 1st of the applicable year, by (b) Tiptree’s Sale Percentage for such year.
4.3    Employee Equity Interests. Fund GP and Tricadia Holdings have issued Class A interests to employees of the Tricadia Entities as set forth in the applicable Amended and Restated Governing Documents and may do so in the future, which, from the date hereof until the earlier of (i) the end of the Holding Period and (ii) the date Barnes holds less than 10% of the outstanding Class A interests, will be at the direction of Barnes (the “Employee Equity Interests”); provided that in no event shall the Tricadia Entities be obligated to issue Employee Equity Interests in excess of the aggregate cap on Employee Equity Interests approved by Tiptree Parent Executive Committee Majority (which approval shall not be unreasonably withheld, conditioned or delayed). During the Holding Period, to the extent any Employee Equity Interests are forfeited in whole or in part in accordance with the terms governing such Employee Equity Interests, such forfeited amounts shall be allocated solely to Barnes or remaining holders of Employee Equity Interests. For the avoidance of doubt, (a) without the prior written consent of the Tiptree Parent Executive Committee Majority, Tiptree’s Percentage Interests and Sale Percentages shall not be diluted as a result of the admission of new members or partners or issuance of Employee Equity Interests or other Class A interests, and (b) during the Holding Period, without the written consent of Barnes, Tiptree’s Percentage Interests and Sale Percentages shall not be increased as a result of withdrawals of members or partners holding Employee Equity Interests on account of forfeited Employee Equity Interests held by such members or partners.

4.4    Working Capital. On the Closing Date, the Tricadia Entities shall have an amount of working capital for 2019 as agreed by Tiptree Parent and Tricadia Holdings prior to the date hereof.
ARTICLE 5

PUT AND CALL OPTIONS
5.1    Tiptree Call Option
(a)    During the five (5) year period immediately following January 1, 2026, Tiptree shall have the right and option, but not the obligation (the “Call Option”), to purchase all or a portion of the remaining Percentage Interest and Sale Percentage of Tricadia Holdings and the Fund GP (together the “Put/Call Entities”) beneficially owned by Barnes2 (excluding, for the avoidance of doubt any Employee Equity Interests) by delivering written notice to Barnes (a “Call Notice”) setting forth (i) the aggregate Percentage Interest and Sale Percentage of the Put/Call Entities to be purchased (such interests, the “Called Interests”), (ii) its calculation of the price payable therefore in accordance herewith and (iii) the related valuation of Tiptree Common Stock in accordance herewith. For the avoidance of doubt, the Call Notice must specify only one percentage that shall represent the aggregate Percentage Interest and Sale Percentage to be purchased with respect to both Put/Call Entities. Notwithstanding the foregoing, Tiptree shall not be entitled to exercise the Call Option more than once in any twelve month period. The parties agree to work in good faith to resolve any dispute regarding any amounts set forth in any Call Notice, but to the extent that resolution is not possible, the parties shall be free to resolve the outstanding dispute by arbitration pursuant to Section 11.8.
(b)    The purchase price payable for any Called Interest shall be the Appraised Value of such interests as of the end of the calendar year immediately prior to the date of the applicable Call Notice (the “Call Price”). Such Call Price shall be payable in Tiptree Common Stock, which shall be valued at the greater of (i) the book value of Tiptree Common Stock, adjusted for purchase accounting adjustments and other similar adjustments, as of the most recent quarter end preceding the date of the Call Notice for which financial statements are available, and (ii) the daily volume weighted average of actual trading prices (measured in hundredths of cents) during normal trading hours of the Tiptree Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending on the last trading day immediately preceding the date of the Call Notice. Notwithstanding the foregoing, in no event shall the aggregate number of shares of Tiptree Common Stock that Tiptree shall be obligated to issue, or cause to be issued, pursuant to this Article 5 exceed 15% of the outstanding Tiptree Common Stock as of January 1, 2026 (which shall be equitably adjusted to account for subsequent stock splits, stock dividends or similar events) (the “Maximum Percentage”). The Call Option may be exercised only to the extent that the Maximum Percentage will not be exceeded.
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2 Includes the Distributive Interest (as defined in the Governing Documents) held by the JC Family Trust and any other Distributive Interest held by an Immediate Family Member (as defined in the Governing Documents) of Barnes.

(c)    The closing of any purchase of the Called Interests under this Section 5.1 (the “Call Closing”) shall be held at the principal executive office of Tricadia as promptly as practicable following the delivery of the Call Notice to Barnes (with a copy to Tricadia) by Tiptree (but in any event, within twenty (20) calendar days of the delivery of the Call Notice); provided, that, notwithstanding the foregoing, the Call Closing may be delayed if the approval of the shareholders of Tiptree Parent or any other approval is required under Applicable Law until all such approvals are received. At such Call Closing, Barnes shall execute and deliver documents to Tiptree sufficient to transfer the Called Interests to Tiptree and customary representations and warranties, covenants and indemnities regarding such sale, including, without limitation, capacity, power and authority to consummate the transfer, execution and delivery of applicable documents, title to the Called Interests free and clear of any encumbrances, non-contravention and consents and approvals, and litigation against Barnes with respect to the Called Interests. Unless waived by Tiptree Parent, at the initial Call Closing, Barnes shall deliver an executed counterpart to the employment agreement contemplated by Section 5.2(d). Upon its receipt of the Called Interests at the Call Closing, Tiptree shall deliver or cause to be delivered to Barnes the applicable shares of Tiptree Common Stock in accordance with this Section 5.1.
5.2    Barnes Put Option
(a)    During the four (4) year period immediately following January 1, 2027, Barnes shall have the right and option, but not the obligation (the “Put Option”), to sell all or a portion of the remaining Percentage Interest and Sale Percentage of the Put/Call Entities beneficially owned by Barnes3 by delivering written notice to Tiptree (a “Put Notice”) setting forth (i) the aggregate Percentage Interest and Sale Percentage of the Put/Call Entities to be sold (such interests, the “Put Interests”), (ii) its calculation of the price payable therefore in accordance herewith and (iii) the related valuation of Tiptree Common Stock in accordance herewith. For the avoidance of doubt, the Put Notice must specify only one percentage that shall represent the aggregate Percentage Interest and Sale Percentage to be sold with respect to both Put/Call Entities. Notwithstanding the foregoing, Barnes shall not be entitled to exercise the Put Option more than once in any twelve month period. The parties agree to work in good faith to resolve any dispute regarding any amounts set forth in any Put Notice, but to the extent that resolution is not possible, the parties shall be free to resolve the outstanding dispute by arbitration pursuant to Section 11.8.
(b)    The purchase price payable for any Put Interest shall be the Appraised Value of such interests as of the end of the calendar year immediately prior to the date of the applicable Put Notice (the “Put Price”). Such Put Price shall be payable in Tiptree Common Stock, which shall be valued at the greater of (i) the book value of Tiptree Common Stock, adjusted for purchase accounting adjustments and other similar adjustments, as of the most recent quarter end preceding the date of the Put Notice for which financial statements are available, and (ii) the daily volume weighted average of actual trading prices (measured in hundredths of cents) during normal trading hours of the Tiptree Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending on the last trading day immediately preceding the date of
______________________________
3 Includes the Distributive Interest (as defined in the Governing Documents) held by the JC Family Trust and any other Distributive Interest held by an Immediate Family Member (as defined in the Governing Documents) of Barnes.

the Put Notice. Notwithstanding the foregoing, in no event shall the aggregate number of shares of Tiptree Common Stock that Tiptree shall be obligated to issue, or cause to be issued, pursuant to this Article 5 exceed the Maximum Percentage. The Put Option may be exercised only to the extent that the Maximum Percentage will not be exceeded.
(c)    The closing of any purchase of the Put Interests under this Section 5.2 (the “Put Closing”) shall be held at the principal executive office of Tricadia as promptly as practicable following the delivery of the Put Notice to Tiptree (with a copy to Tricadia) by Barnes (but in any event, within twenty (20) calendar days of the delivery of the Put Notice); provided, that, notwithstanding the foregoing, the Put Closing may be delayed if the approval of the shareholders of Tiptree or any other approval is required under Applicable Law until all such approvals are received. At such Put Closing, Barnes shall execute and deliver documents to Tiptree sufficient to transfer the Put Interests to Tiptree and customary representations and warranties, covenants and indemnities regarding such sale, including, without limitation, capacity, power and authority to consummate the transfer, execution and delivery of applicable documents, title to the Put Interests free and clear of any encumbrances, non-contravention and consents and approvals, and litigation against Barnes with respect to the Put Interests. The initial Put Closing shall also be conditioned on Barnes’ delivery of an executed counterpart to the employment agreement contemplated by Section 5.2(d). Upon its receipt of the Put Interests at the Put Closing, Tiptree shall pay to Barnes the applicable shares of Tiptree Common Stock in accordance with this Section 5.2 and deliver an executed counterpart to the employment agreement contemplated by Section 5.2(d).
(d)    Commencing upon the delivery of the first to occur of the delivery of a Call Notice or a Put Notice, Tricadia and Barnes shall negotiate in good faith to enter into an employment agreement including a three (3)-year service commitment, customary restrictive covenants and “good leaver”/“bad leaver” provisions and base compensation and incentive compensation opportunities commensurate with arrangements with executives of Barnes’ experience and performance in the investment management industry.
5.3    Registration Rights Agreement. Commencing on or prior to September 1, 2025, Tiptree and Barnes shall negotiate in good faith to enter into a customary registration rights agreement with respect to any shares of Tiptree Common Stock issuable pursuant to the Call Option or the Put Option.
ARTICLE 6

INVESTMENT OBLIGATIONS AND TERMS
6.1    Strategic Investment. As of the Closing Date, Tiptree shall, or shall cause its controlled Affiliates to, make a capital commitment, in the aggregate, of no less than $75 million to a fund or account managed by Tricadia Capital Management, LLC (the “Strategic Investment”) on, and subject to, the terms set forth in a subscription agreement reasonably satisfactory to Tiptree Parent entered into as of the Closing Date or as promptly as practicable thereafter. Capital contributions in respect of such Strategic Investment shall be called on the terms set forth in the subscription agreement. Notwithstanding the foregoing, Tiptree and its controlled Affiliates will not be required to make a capital contribution in respect of the Strategic Investment, in part or in whole, to the extent that, in the reasonable determination of the Tiptree Parent Executive Committee Majority, they do not have sufficient available cash, taking other good faith business and liquidity needs into account, to fund the Strategic Investment.

6.2    SI Withdrawal Terms.
(a)    Except as provided in Section 6.5 or as otherwise provided in the subscription agreement, no portion of the Strategic Investment may be withdrawn by Tiptree prior to December 31, 2019 (the “Lock-Up Period”).
(b)    Following the termination of the Lock-Up Period and subject to Section 6.5, Tiptree may, upon at least 180 days’ prior written notice to the Fund (which written notice may be delivered at any time, including during the Lock-Up Period), withdraw up to 25% of the balance of its capital account attributable to the Strategic Investment as of the end of each calendar quarter (each, a “Withdrawal Date”). If Tiptree seeks a complete withdrawal, it may withdraw its capital account over four Withdrawal Dates in equal installments (i.e., 25%, 33.33%, 50% and 100%, respectively, of such capital), in each case upon at least 180 days’ prior written notice to the Fund (which written notice may be delivered at any time, including during the Lock-Up Period). If Tiptree chooses not to request the maximum permissible withdrawal on a Withdrawal Date, then Tiptree will again be treated as if withdrawing for the first time from its capital account and the maximum withdrawal percentage for the next Withdrawal Date will again be 25%.
6.3    SI Management Fee. Subject to Section 6.5, the Strategic Investment shall be subject to a management fee equal to 1/4th of 1.25% of (a) the ending net asset value of such Strategic Investment in the applicable quarter (the “SI Management Fee”) plus (b) solely during the Lock-Up Period, the undrawn commitment as of the end of the applicable quarter, which is equal to $75 million less the amount of drawn capital with respect to the Strategic Investment (but no less than zero). The SI Management Fee shall be payable quarterly in arrears or as otherwise set forth in the definitive subscription agreement relating to the Strategic Investment.
6.4    SI Incentive Compensation. Subject to Section 6.5, the Strategic Investment shall be subject to an annual incentive allocation/fee equal to 20% of the net profits allocated to such Strategic Investment in a year, subject to a conventional high water mark (the “SI Incentive Compensation”). The SI Incentive Compensation shall be allocable/payable as of each December 31 and upon each withdrawal of such Strategic Investment.
6.5    Most Favored Nations Rights.
(a)    In consideration of the Strategic Investment and subject to Section 6.5(b), Tiptree shall be entitled to elect, on a “most favored nations” basis, the same liquidity, incentive compensation, management fees and any other terms provided to other third-party investors in the Funds (the “MFN Rights”); provided, however, that (i) terms provided to Tricadia employees, family members of such employees and estate planning vehicles of such persons, and (ii) terms that are intended to address legal, tax or regulatory issues of another investor, in each case, that are not reasonably applicable to Tiptree, shall be excluded from the MFN Rights.

(b)    Notwithstanding the foregoing, if any management fee, incentive allocation or other term is offered to a third-party investor in the Funds that would trigger an MFN Right (a “Favorable Provision”), but such Favorable Provision is subject to, or dependent on, other terms, conditions or obligations, including, but not limited to, different liquidity terms and minimum investment requirements (collectively, a “Package”), then Tiptree shall be required to accept the Package in its entirety in all material respects in order to elect its MFN Right and receive such Favorable Provision.
ARTICLE 7

DURATION; TERMINATION
7.1    Duration; Termination.
(a)    Unless terminated pursuant to this Section 7.1, this Agreement shall have a perpetual duration as and to the extent of the remaining rights and obligations set forth herein.
(b)    Except as set forth herein, any termination of this Agreement shall be without penalty, liability or further obligation of any party to any other party hereunder; provided that the provisions of Article 1, to the extent applicable, Sections 9.1, 10.1, 11.5, 11.6, 11.7 and 11.8 shall remain in full force and effect, and the parties’ rights and obligations thereunder shall survive such termination; and provided, further, that no termination shall release any party from any breach occurring prior to such termination.
(c)    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time by the mutual agreement of the parties hereto, pursuant to the terms and conditions as the parties may establish in writing. In such case, notwithstanding any other provision of this Agreement, termination shall be effective and have the effects agreed upon by the parties.
ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1    Representations, Warranties and Covenants of the Tiptree Parties. Each of the Tiptree Parties represents, warrants and covenants to the Tricadia Parties that: (a) it has and will have full power and authority to enter into and perform its obligations under this Agreement; (b) its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, subject to and in accordance with the terms and conditions of this Agreement, do not and will not (i) violate its governing or offering documents or its other material agreements, (ii) violate any Applicable Law in any material respect, or (iii) except as otherwise expressly set forth herein, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under, any material agreement to which it is a party and (c) this Agreement constitutes (assuming due authorization, execution and delivery by each of the other parties hereto) a valid and legally binding obligation of such Tiptree Party, enforceable against it in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception (as defined in Appendix A below).

8.2    Representations, Warranties and Covenants of the Tricadia Parties.
(a)    Each of the Tricadia Parties, as applicable, hereby represents, warrants and covenants to the Tiptree Parties that, until the termination of this Agreement, it shall cooperate with the Tiptree Parties to the full extent that the Tiptree Parties may reasonably request so that the Tiptree Parties may timely make all tax, regulatory and other filings which they believe to be necessary or advisable in connection with their investment in the Fund or the transactions contemplated by this Agreement; and it has maintained and shall maintain all necessary registrations, licenses, permits, and authorizations to carry on its business and has complied and will comply with all Applicable Laws, including without limitation the securities laws of the United States, when relevant.
(b)    Each of the Tricadia Parties, as applicable, hereby represents and warrants to the Tiptree Parties (on a joint and several basis) the accuracy of each of the statements set forth on Annex A.
(c)    Except as otherwise expressly permitted by this Agreement (including, for the avoidance of doubt, Section 4.3), until January 1, 2031, Barnes shall not Transfer any or all of his equity interests in the Tricadia Group Entities or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option or other arrangement or understanding with respect thereto, other than with the prior written consent of the Tiptree Parent Executive Committee Majority; provided that the foregoing shall not prevent the Transfer of such equity interests in the Tricadia Group Entities upon the death of Barnes pursuant to the terms of any trust or will of Barnes or by the laws of intestate succession, but only if, and any such Transfer shall be void unless, the transferee executes and delivers to the Tiptree Parties an agreement to be bound by the terms of this Agreement to the same extent as Barnes (and complies with any other Transfer requirements set forth in the applicable Governing Documents).
ARTICLE 9

CONFIDENTIALITY
9.1    Confidentiality.
Each party hereto agrees to hold, and to ensure that all of their respective personnel and Affiliates (collectively, the “Covered Persons”), agree to hold, in strictest confidence the existence of this Agreement, the contents hereof and any discussions between the parties relating thereto. Notwithstanding the foregoing: (i) the Covered Persons may disclose to any and all Persons, without limitations of any kind, the U.S. federal income tax treatment and tax structure of the transactions described herein and all materials of any kind (including opinions and tax analyses) that are provided to any Covered Person relating to such tax treatment and tax structure; (ii) the Covered Persons may disclose any of the aforementioned information as required by Applicable Law or regulatory requirement, including by the rules of any stock exchange, as requested by any regulatory authority with jurisdiction over them or their respective Affiliates, as applicable, or as part of a judicial or arbitration proceeding; (iii) the Covered Persons may disclose any of the aforementioned information to their respective legal, financial and tax advisers; and (iv) if the contents of this Agreement are publicly disclosed pursuant to clause (ii) above, then the Covered Persons may discuss or disclose the contents of this Agreement with any other Persons.

ARTICLE 10

INDEMNIFICATION AND OTHER REMEDIES.
10.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein shall survive for a period of nine (9) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 1.7 of Annex A shall survive for the applicable statute of limitations, and the representations and warranties set forth in Sections 1.1, 1.2, 1.3 and 1.9 of Annex A (the “Fundamental Representations”) shall survive the Closing indefinitely. The covenants and agreements of the parties shall survive for the period set forth in such covenant or agreement or, if no time period is stated, until such covenant or agreement has been performed or satisfied.
10.2    Indemnification by Tricadia Entities. Subject to the limitations and obligations set forth in this Article 10, from and after the Closing Date, each of the Tricadia Entities, jointly and severally, shall indemnify, defend and hold harmless the Tiptree Parties and each member of the executive committee of Tiptree Parent, solely in his or her capacity as such (each a “Tiptree Indemnified Person”) against all losses, claims, damages, costs, liabilities, penalties, fines or expenses (including out-of-pocket expenses and reasonable fees and expenses of counsel incurred in investigating or defending a claim or in asserting any of their rights under this Agreement) (collectively “Losses”) incurred or suffered by a Tiptree Indemnified Person resulting from, arising out of, in connection with or otherwise with respect to:
(a)    any breach of any of the representations and warranties made by the Tricadia Parties in Section 8.2 or Annex A to this Agreement;
(b)    any breach by any Tricadia Party of any covenant or agreement of such Tricadia Party contained in this Agreement;
(c)    any of the Liquidating Funds;
(d)    any action, or omission, by any Initial Managing Member, in his capacity as an Initial Managing Member; or
(e)    any third party claim based upon or resulting from the operation of the Tricadia Business or its assets or obligations as conducted, existing or arising at or prior to the Closing.
10.3    Notification of Claims. A Person that may be entitled to be indemnified under this Article 10 (the “Indemnified Party”) shall promptly notify (such notification, a “Claims Notice”) the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 10, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand and a good faith estimate of the amount of Losses (the “Claimed Amount”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 10 except to the extent that the Indemnifying Party is materially prejudiced by such failure.

10.4    Limitations on Indemnification. In addition to the other limitations contained in this Agreement, the indemnification obligations of any party under Section 10.2(a) are subject to the following terms and conditions: the Tricadia Entities shall not be liable for indemnification under Section 10.2(a) until the aggregate amount of all Losses under Section 10.2(a) exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) in which case the Tricadia Entities in the aggregate shall be obligated to indemnify the Indemnified Parties only for the portion of Losses under Section 10.2(a) in excess of the Deductible; provided that, notwithstanding the foregoing, the limitations set forth in this Section 10.4 shall not apply to claims for indemnification pursuant to Section 10.2(a) that relate to a Fundamental Representation or in the case of Fraud.
10.5    Tricadia Entity Indemnity Payment. If any Tiptree Indemnified Person is entitled to an indemnification payment from any of the Tricadia Entities pursuant to this Agreement, subject to the procedures set forth in Section 10.8 or Section 10.9, as applicable, any amounts due may reduce, on a dollar for dollar basis, any amounts distributable to the holders of Class D interests or the other holders of Class A interests of the Tricadia Entities. For the avoidance of doubt, in no event shall the amounts paid by any Tricadia Entity pursuant to this Article 10 reduce the amounts distributable by any of the Tricadia Entities to Tiptree.
10.6    Remedies in Case of Breach. Each party hereto agrees that any breach by it of the terms of this Agreement may result in irreparable injury and damage to the other parties hereto for which no adequate remedy at law exists, and each party therefore also agrees that in the event of such breach or any threat of breach, each other party shall be entitled to seek injunctive or other equitable relief to prevent such breach, threatened breach or continued breach, without having to prove damages, in addition to any other remedies to which each such other party may be entitled at law or in equity.
10.7    Responsible Parties. Each party hereto shall be responsible for performing, and liable for any breach of, its respective obligations under this Agreement. No other Person shall have any liability under this Agreement.
10.8    Claim Procedure.
(a)    Other than with respect to Third Party Claims, which are addressed in Section 10.9, within thirty (30) days after delivery of a Claims Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and pay the Claimed Amount in accordance with the payment and distribution method specified by the Indemnified Party in the Claims Notice (including rights to distribution under Section 10.5 to pay the Claimed Amount) or (ii) dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”). If the Indemnifying Party fails to deliver a written response in the required 30-day period, the Indemnifying Party shall be deemed to have delivered an Objection Notice.
(b)    If the Indemnifying Party disputes, or is deemed to dispute, its obligation to pay the Claimed Amount pursuant to an Objection Notice, the parties shall attempt in good faith to reach an agreement as to the disputed matter. If the parties shall have failed to resolve such disputed matters within forty-five (45) days from the Indemnifying Party’s receipt of the Objection Notice (the “Dispute Period”), then the parties shall be free to resolve such outstanding dispute by arbitration pursuant to Section 11.8.

10.9    Third-Party Claims. If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than an Indemnified Party of any Third Party Claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this ARTICLE 10, the Indemnified Party shall promptly deliver a Claims Notice to the Indemnifying Party; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability hereunder except to the extent such delay or deficiency materially prejudices or otherwise materially adversely affects the rights of the Indemnifying Party with respect thereto. Within thirty (30) days after delivery of a Claims Notice, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such claim (i) unless it provides a written undertaking to the Indemnified Party whereby the Indemnifying Party irrevocably agrees that it and the parties it represents are obligated to indemnify the Indemnified Party pursuant to this Agreement with respect to such claim and (ii) if such claim (A) seeks an injunction or other equitable relief against the Indemnified Party, (B) relates to matters involving criminal conduct or any claim by a Governmental Authority, or (C) would reasonably be expected to damage or impair the Indemnified Party’s or its Affiliate’s business or relationships with any of such Person’s material customers, suppliers, vendors or other service providers. If the Indemnifying Party is not permitted to assume control of such defense, fails to notify the Indemnified Party within thirty (30) days after receipt of any Claims Notice that the Indemnifying Party elects to assume such defense, elects not so assume control of such defense, or fails to diligently prosecute the defense of such claim, the Indemnified Party shall have the right to control such defense and defend such claim by all appropriate proceedings and seek indemnification for any and all Losses based upon, arising from or relating to such claim.
(b)    The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense with counsel of its choice; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of outside counsel, that the Indemnifying Party and the Indemnified Party have materially conflicting interests or different or additional defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for the purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such suit or proceeding.

(c) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

10.10    Further Limitations. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible hereunder to any Indemnified Party for (i) incidental, consequential, special or indirect Losses, business interruption loss, loss of future revenue, diminution in value, lost profits or income, or loss of business reputation or opportunity or damages based on a multiplier of earnings or other financial measure that arise out of or related to this Agreement (other than any such Losses actually paid to a third party or in the case of Fraud), or (ii) any Losses relating to any matter to the extent that the Indemnified Party has otherwise been compensated for such matter pursuant to a separate indemnity claim hereunder for a breach of one or more other representations, warranties, covenants or agreements giving rise to the same or duplicative damages.
10.11     Tax Claims. In connection with any tax claim, the Indemnified Party shall permit the Indemnifying Party to participate in all aspects of any dispute with a Taxing Authority. In addition, the Indemnified Party shall not settle any dispute with a Taxing Authority without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. All indemnification amounts payable by the Indemnifying Party shall be reduced by any tax benefits realized by the Indemnified Party as a result of the dispute giving rise to the indemnification claim.
10.12    Mitigation. Each Indemnified Party shall take commercially reasonable steps to mitigate indemnifiable Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.
ARTICLE 11

GENERAL
11.1    Notices. Any notice or communication required to be given by any party hereunder shall be in writing, shall be effective (a) on the date sent by confirmed facsimile transmission or email if sent during regular business hours, or on the next business day if sent not during regular business hours, (b) on the fifth business day following the date sent by registered or certified mail, return receipt requested, or (c) on the date delivered by hand or courier service, as applicable, and shall be addressed to the addresses specified below, or such other address or by such other means as the recipient party may in the future specify to the delivering party pursuant to this Section 11.1:

(i)    If to any Tricadia Party, to
Tricadia Capital Management, LLC
780 Third Avenue, 29th Floor
New York, New York 10017
Attention: James E. McKee
jmckee@tricadiacapital.com
with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Kelli L. Moll
Email: kmoll@akingump.com

(ii)    If to Tiptree, to:
Tiptree Inc.
780 Third Avenue, 21st Floor
New York, New York 10017
Attention: Neil C. Rifkind
nrifkind@tiptreeinc.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Michael Littenberg
Email: Michael.Littenberg@ropesgray.com

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Christopher Ewan
Email: christopher.ewan@friedfrank.com

11.2    Entire Agreement; Conflicts; Severability. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and constitutes the complete agreement and understanding between the parties unless modified in a writing signed by the parties. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

11.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. To the extent permitted by law or applicable governmental authority, any document may be signed and transmitted by facsimile or PDF file with the same validity as if it were an ink-signed document.
11.4    Amendment; Waiver; Consent. Any amendment, waiver or variation of this Agreement shall not be binding on the parties unless it is agreed in writing and signed by all parties. The invalidity, illegality, or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement. The failure by any party to insist or delay in insisting upon strict performance of any of the provisions of this Agreement shall in no way constitute a waiver of its rights under this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by any other party in the performance of or compliance with any of the terms of this Agreement.
11.5    Third Party Beneficiaries. No Person other than the parties hereto shall be entitled to any benefits under the Agreement, except as otherwise expressly provided.
11.6    Expenses. Each of Tiptree and each Tricadia Party shall bear any and all expenses incurred by such party (and its Affiliates) in connection with the preparation, negotiation and implementation of this Agreement (and any prior or preliminary writings relating thereto).
11.7    Governing Law. This Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the state of New York applicable to agreements made and to be performed wholly within that jurisdiction.
11.8    Arbitration.
(a)    Except as otherwise set forth in any other applicable agreement, the parties agree to submit all controversies arising among them in connection with this Agreement or concerning any transaction, dispute or the construction, performance or breach of this, or any other agreement entered into in connection with the transactions contemplated hereby, whether entered into prior, on or subsequent to the date set forth above to arbitration in accordance with the provisions set forth below and understand that: (i) arbitration is final and binding on the parties; (ii) the parties are waiving their rights to seek remedies in court, including the right to jury trial; and (iii) pre-arbitration discovery generally is more limited than, and different from, court proceedings.
(b)    Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by JAMS.

(c)    Arbitrations conducted pursuant to this provision shall be before a panel of one arbitrator. The arbitrator’s award shall not include factual findings or legal reasoning and every aspect of arbitration, including the award, shall be treated as confidential information, unless otherwise required to be disclosed by applicable law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the party or parties against whom such award is rendered. Each party agrees that the determination of the arbitrator shall be binding and conclusive upon them.
(d)    The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.
11.9    Assignment. No party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that Tiptree and Tiptree Parent may assign their respective rights to any other Person that is a direct or indirect subsidiary of Tiptree Parent; provided, that, Tiptree and Tiptree Parent will continue to be bound by their respective obligations hereunder.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its authorized signatory as of the date first written above.

TIPTREE INC.
By: /s/ Jonathan Ilany___________________
Name: Jonathan Ilany
Title: Chief Executive Officer

TIPTREE ASSET MANAGEMENT COMPANY, LLC

By: /s/ Jonathan Ilany___________________
Name: Jonathan Ilany
Title: Chief Executive Officer

[Signature Page to Strategic Combination Agreement]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its authorized signatory as of the date first written above.

TRICADIA HOLDINGS, L.P. By: Tricadia Holdings GP LLC, its general partner
By: /s/ Michael Barnes___________________
Name: Michael Barnes
Title: Managing Member of Tricadia Holdings GP, LLC

TRICADIA HOLDINGS, GP, LLC
By: /s/ Michael Barnes___________________
Name: Michael Barnes
Title: Managing Member

TRICADIA GP HOLDINGS, LLC
By: /s/ Michael Barnes___________________
Name: Michael Barnes
Title: Managing Member

/s/ Michael Barnes_______________________
Michael Barnes

[Signature Page to Strategic Combination Agreement]

Annex A
Representations and Warranties Regarding the Tricadia Group Entities

1.1    Due Organization. Each Tricadia Group Entity (i) is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized, (ii) has the necessary power and authority to carry on the Tricadia Business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated and (iii) is duly qualified to do business in each jurisdiction in which the nature of the Tricadia Business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except in the cases of clauses (ii) and (iii), where any such failure would not be materially adverse to the Tricadia Business. The Tricadia Group Entities have made available to Tiptree true and correct copies of the governing documents of each Tricadia Group Entity and no Tricadia Group Entity is in violation in any material respect of its governing documents. All of the activities of the Tricadia Business are conducted by or through the Tricadia Group Entities.

1.2	Capital Structure.
(a)    The Tiptree Parties acknowledge that Tricadia Holdings has made available a list of each Tricadia Group Entity including its name, type of entity, jurisdiction of organization, the issued and outstanding equity interests of such Tricadia Group Entity (for all Tricadia Group Entities, the “Tricadia Group Interests”) and each record and beneficial owner of any Tricadia Group Interest, together with the amount and/or percentage of such Tricadia Group Entity owned by each such Person (including a schedule of all Persons entitled to share in any performance fees as of the date hereof), as well as each Initial Managing Member’s capital account balance in Holdings GP, Fund GP and Tricadia Holdings. There are no other issued or outstanding membership or partnership interests, equity interests or voting interests in any Tricadia Group Entity other than the Tricadia Group Interests. All of the issued and outstanding Tricadia Group Interests have been duly authorized and validly issued. All of the issued and outstanding Tricadia Group Interests have been offered, sold and delivered by the relevant Tricadia Group Entity in compliance with applicable securities Laws.
(b)    Other than as expressly set forth in the Governing Documents or Schedule 1.2(b), there are no outstanding securities, options, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, “tag along” or “drag along” rights, stock appreciation rights, phantom equity, profits interests, voting rights or other similar rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any Tricadia Group Entity or any of its controlled Affiliates (contingent or otherwise) to issue, redeem, purchase, repurchase, deliver, sell, or otherwise acquire or retire or cause to be issued, redeemed, purchased, repurchased, delivered, sold, or otherwise acquired or retired any Tricadia Group Interest or any securities or obligations convertible or exchangeable into or exercisable for, any Tricadia Group Interest, (ii) giving any Person a right to subscribe for or acquire any Tricadia Group Interest or (iii) obligating any Tricadia Group Entity to issue, grant, adopt or enter into any

Equity Right. No Tricadia Group Entity has outstanding indebtedness that is convertible into or exercisable for Tricadia Group Interests.
(c)    Other than as expressly set forth in the Governing Documents, no Tricadia Group Entity is subject to, a party to, or has Knowledge of, any agreement (except as required under Applicable Law, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any other rules and regulations promulgated by the Securities and Exchange Commission (“SEC”)) restricting the Transfer of any Tricadia Group Interests.
(d)    No Tricadia Group Entity is currently required to file pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), a registration statement relating to any class of its debt or equity securities.
1.3    Validity of Agreements. The execution, delivery and performance by each Tricadia Group Entity party to this Agreement, and the consummation by each such Tricadia Group Entity of the transactions contemplated by this Agreement, have been duly and validly authorized and approved by all necessary action and will constitute (assuming due authorization, execution and delivery by each of the other parties thereto) a valid and legally binding obligation of such Tricadia Group Entity, enforceable against it in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general principles of equity, whether such enforceability is considered in a court of law, a court of equity or otherwise (the “Bankruptcy and Equity Exception”).
1.4    Consents and Approvals. Other than as set forth on Schedule 1.4, no Tricadia Group Entity is required to obtain any consent or approval from any Person or provide notice to any Person in connection with the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated by this Agreement, except where any such failure would not be materially adverse to the Tricadia Business.
1.5    No Conflicts. The execution, delivery and performance by each Tricadia Party of this Agreement and the consummation of the transactions contemplated by this Agreement, will not, with or without the giving of notice, the termination of any grace period or both, result in any violation of or be in conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any mortgage, pledge, lien, security interest, charge or encumbrance on any Tricadia Group Entity or any Fund pursuant to any of the terms, conditions or provisions of or under (i) any Applicable Law, (ii) the organizational documents of any Tricadia Group Entity or, (iii) any Fund Documentation or Client Contract, in each case, with such exceptions that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Tricadia Business taken as a whole.
1.6    Legal Proceedings.

(a)    There are no pending and, to the Knowledge of Tricadia, threatened Proceedings against any Tricadia Group Entity or the Tricadia Business. To the Knowledge of Tricadia, there are no circumstances reasonably likely to lead to any Proceeding.
(b)    There are no outstanding judgments, orders, consents, injunctions, stipulations, agreements, awards or decrees of any Governmental Authority against any of the Tricadia Group Entities, any of their respective businesses, or any of their officers or directors in their capacities as such that would reasonably be expected to result in any material Losses to the Tricadia Group Entities or the Funds taken as a whole or impose material non-monetary relief. To the Knowledge of Tricadia, there are no pending or threatened criminal Proceedings against any Fund.
1.7    Tax Matters.
(a)    Each Tricadia Group Entity has (i) duly and timely filed with the appropriate Taxing Authority all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid all Taxes of such entity reflected on such Tax Returns and all other material amounts of Taxes otherwise due and payable.
(b)    No jurisdiction in which any Tricadia Group Entity does not file a Tax Return has made a written claim that any Tricadia Group Entity is required to file a Tax Return in such jurisdiction and, to the Knowledge of Tricadia, there is no basis for any such claim. There are no federal, state, local or foreign audits, actions, suits, proceedings, or administrative proceedings that are presently pending with regard to any material Taxes or material Tax Returns of or including any Tricadia Group Entity, and no Tricadia Group Entity has received written notification that such an audit or other proceeding is threatened with respect to any material Taxes owed by, or any material Tax Return filed by, any Tricadia Group Entity. No Tricadia Group Entity has received any notice of deficiency for any material amount of Taxes owed by any Tricadia Group Entity which has not been paid in full or otherwise resolved.
(c)    No Tricadia Group Entity has received a Tax ruling, technical advice memorandum or similar written guidance from any Taxing Authority or has entered into a material closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Laws) with any Taxing Authority.
(d)    The Tricadia Parties have made available to Tiptree copies that are true and correct in all material respects of (i) the Tax Returns of each Tricadia Group Entity (including any amendments thereto) filed on or prior to the date hereof for each taxable year beginning on or after January 1, 2015 (or, if later, the date of inception of the applicable Tricadia Group Entity) and (ii) all material examination reports and statements of deficiencies, if any, relating to the audit of such Tax Returns by any Governmental Authority, for each taxable year beginning on or after January 1, 2015 (or, if later, the date of inception of the applicable Tricadia Group Entity).
1.8    Affiliate Transactions. Except as set forth on Schedule 1.8, there is no agreement between any Tricadia Group Entity or Fund, on the one hand, and any Initial Managing

Member or any of his Affiliates (other than any Tricadia Group Entity) on the other hand, other than this Agreement, the Governing Documents and the Amended and Restated Transition Services Agreement. None of the Initial Managing Members or any of their Affiliates (other than any Tricadia Group Entity or the Tiptree Parties or their Affiliates) (i) owns, directly or indirectly, any interest in (x) any property (real, personal, or mixed and whether tangible or intangible) or asset used in or held for use in the Tricadia Business or (y) an underlying investment of a Fund, or a supplier, lessor, lessee or competitor of any Tricadia Group Entity or (ii) serves as a supplier, lessor, lessee or competitor of any Tricadia Group Entity or Fund. Ownership of less than 5% a class of securities of a Person that is publicly traded shall not be deemed to be an interest or investment for purposes of this Section 1.8.
1.9    Brokers and Finders. No agent, broker, financial advisor or other intermediary acting on behalf of any Tricadia Group Entity or any of their Affiliates is, or will be, entitled to any broker’s commission, finder’s fees or similar payment from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with the transactions contemplated by this Agreement.
1.10    Absence of Undisclosed Liabilities. None of the Tricadia Group Entities has any liabilities of any kind, except, in each case, (a) as and to the extent disclosed in the financial statements relating to the Tricadia Group Entities previously delivered to Tiptree, (b) liabilities that were incurred after the date of the most recent balance sheet in such financial statements that were incurred in the ordinary course of business or (c) that would not, in the aggregate, be material to the Tricadia Group Entities.
1.11    Compliance with Law; Government Regulation.
(a)    Each Tricadia Group Entity is, and since January 1, 2015 has been, in compliance in all material respects with all Applicable Laws. No Tricadia Group Entity is in receipt of any written notice from any Governmental Authority asserting any material violation by such Tricadia Group Entity of any Applicable Law.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Tricadia Group Entities, taken as a whole, each Tricadia Group Entity and each Fund holds, and is in compliance with all requirements under, all licenses, registrations, permits, orders, certificates and authorizations issued by a Governmental Authority (collectively, “Permits”) that are required in order to permit such Tricadia Group Entity or Fund to own or lease its properties and assets and to conduct the Tricadia Business as presently conducted under and pursuant to all Applicable Laws, and to the extent required to be registered or licensed by any Governmental Authority, each Tricadia Group Entity is duly registered or licensed and such registration and/or license is in full force and effect.
(c)    No Tricadia Group Entity is, or at any time since January 1, 2015 has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, or (iv)

subject to any order or directive by or a recipient of any supervisory letter from, in each case, any Governmental Authority.
(d)    To the extent required by Applicable Law, the Tricadia Group Entities have adopted, and maintained customary “know-your-customer” and anti-money laundering programs and reporting procedures, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying money laundering.
(e)    None of the Tricadia Group Entities and, to the Knowledge of Tricadia, none of the employees, officers or directors of the Tricadia Group Entities or Fund has taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the U.K. Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law. None of the Tricadia Group Entities nor, to the Knowledge of Tricadia, any employee, officer or director of any Tricadia Group Entity or Fund has, since January 1, 2015, (i) made, offered to make or promised to make any illegal payments of money or other thing of value to any Person, (ii) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (iii) been party to the making of any false or fictitious entries in the books or records of any Tricadia Group Entity or Fund.